EXHIBIT A



                         Acquisitions of Shares by the
                     Partnership During the Past Sixty Days



                 Date of        Amount of                        Price Per
               Transaction        Shares     Aggregate Price       Share

            January 18, 1995       7,000     $  45,500.00         6.500
            February 16, 1995     36,000       265,500.00         7.375
            February 16, 1995      1,200         9,348.00         7.790


        All Shares were purchased in transactions on The Nasdaq
        National Market.